Exhibit 10.9

September 1, 2020

Mr. Sean Bohen

VIA EMAIL

Re:       Offer of Employment

Dear Sean:

Olema Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment as the Company’s Chief Executive Officer (“CEO”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.                  Commencement of Employment. Your employment with the Company will start today, September 1, 2020 (the “Start Date”).

2.                  Duties. As CEO, you will report to the Company’s Board of Directors (the “Board”) and will devote your commercially reasonable efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. During the period in which you are employed as the Company’s CEO, you will serve as a member of the Board, subject to the Company first obtaining any required Board and/or stockholder approval. Unless the Board provides otherwise, upon your termination of employment as CEO for any reason, you will automatically and without further action immediately be deemed to have resigned from the Board. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

3.                  Salary. You will be paid an annual base salary of $500,000, less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices, as may be in effect from time to time.

4.                  Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request. The parties acknowledge and agree that you will be taking a vacation to France for approximately 10 days in September 2020, with the exact dates to be determined between the parties.

5.                  Stock Options. Subject to approval by the Board, at the first Board meeting following the Start Date which in no event shall be later than September 15, 2020 (provided you have commenced employment by such date), the Company will grant you an option to purchase that number of shares of the Company’s common stock equal to 5% of the Company’s total fully-diluted shares (excluding unissued shares reserved for issuance under the Plan) as of the Start Date (the “Option”). The Option shall vest over a four-year period, with one quarter of the shares subject to the Option vesting on the first anniversary of the Start Date, and the remaining shares vesting equally over the following 36 months of continuous service; provided that upon the closing of a Change in Control (as defined below), the vesting of the Option will be accelerated such that 100% of the shares subject to the Option will be deemed fully vested and exercisable. The Option shall be issued pursuant to the terms and conditions of the Company’s 2014 Stock Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”), and shall be governed in all respects by the terms of the Plan, the grant notice (the form of which shall be in substantially the form attached as Exhibit A) and the option agreement (the form of which shall be in substantially the form attached as Exhibit B).

6.                  Performance Bonuses. Each year, you will be eligible to earn an annual incentive bonus equal to 50% of your annual base salary (prorated for 2020). Whether you receive a bonus, and the amount of any such bonus, shall be determined by the Board in its reasonable discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Board (or duly authorized committee thereof) and other criteria to be reasonably determined by the Board. Any annual bonus shall be paid within 30 days after the Board’s determination that a bonus shall be awarded and in any event shall be paid by March 15 for the immediately preceding year. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below), or you resign for Good Reason (as defined below), in either case after the end of a calendar year, but before the bonus for that year has been paid, then you will remain eligible to a bonus for that preceding year, to be awarded and paid on the same terms as the remaining executive team.

7.                  Severance.

(a)               Termination For Cause; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined herein), or if you resign without Good Reason (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits.

(b)              Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates your employment without Cause or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)                 an amount equal to one year of your then-current base salary, less all applicable withholdings and deductions, paid over such one-year period, on the schedule described below (the “Salary Continuation”);

(ii)              if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the one-year period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

(iii)            acceleration of the vesting of the Option as of the date of termination as to the number of shares that would have vested in accordance with the applicable vesting schedule as if you had been in service for an additional one-year period following your termination date (based upon months of service and not the occurrence of corporate events or milestones); provided, however, that if the Company terminates your employment without Cause or you resign for Good Reason, in either case within the period starting three months prior to, or 12 months following, the effective date of a Change in Control (as defined below), then the vesting of the Option will be accelerated such that 100% of the shares subject to the Option will be deemed fully vested and exercisable.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Employee Proprietary Information and Invention Assignment Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in substantially the form attached as Exhibit C within 60 days following your termination date; and (c) if you are then a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.

8.                  Definitions.

(a)               Cause. For purposes of this Agreement, “Cause” means any of the following: (i) theft, breach of fiduciary duty, or falsification of Company documents or records; (ii) material failure to abide by any Company policy after written notice from the Company regarding failure to abide by such policy; (iii) intentional and unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act that has a material detrimental effect on the Company’s reputation or business; (v) repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach of any contractual or legal obligation to the Company and the failure to cure within ten (10) days after delivery of written notice thereof (to the extent such breach or violation is curable); or (vii) conviction (including any plea of guilty or nolo contendere) of any felony.

(b)              Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have resigned based on the occurrence of any of the following events: (i) a material diminution in your base salary except for across-the-board salary reductions similarly affecting all or substantially all senior executives of the Company; (ii) a change in the geographic location of your primary place of work that results in an increase in your one-way commute by more than 25 miles (provided, however, that this subclause (ii) shall only be applicable after the Company resumes normal in-person office operations in connection with the COVID-19 pandemic); (iii) a material reduction in your job duties or responsibilities (not simply a change in title or reporting relationships); or (iv) a material breach of this Agreement by the Company; provided, however, that you shall not be deemed to have Good Reason if the Company survives as a separate legal entity following a Change in Control and you hold materially the same position in such legal entity as before the Change in Control. A resignation will only be for Good Reason if you deliver written notice of such condition to the Company within 30 days after the initial occurrence of such condition, the Company has failed to cure such condition within 30 days after the delivery of such notice, and you in fact resign within 45 days after the initial notice.

(c)               Change in Control. For purposes of this Agreement, “Change in Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below); (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity; or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of all of the Company’s then outstanding voting securities. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

9.                  Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

10.              Confidentiality Obligations. As condition of your employment, you must sign and abide by the Company’s standard form of Employee Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit D.

11.              At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause, and with or without advance notice.

12.              Arbitration. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or your employment with the Company (including but not limited to all statutory claims); or the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

13.              Miscellaneous. This Agreement is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please sign below.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

/s/ Ian Clark
Ian Clark
Chair of the Board

Accepted and agreed:

/s/ Sean Bohen
Sean Bohen

Date:	9/1/2020